                                                                    Exhibit 10.1

                        UNITED STATES BANKRUPTCY COURT

                              DISTRICT OF DELAWARE



 ----------------------------------X
In re:                             :
                                            Chapter 11
       SEVEN-UP/RC BOTTLING        :        Reorganization Cases
       COMPANY OF SOUTHERN                  Nos. 96-738
       CALIFORNIA, INC. AND        :        and  96-739 (HSB)
       BEVERAGE GROUP ACQUISITION
       CORPORATION,                :        Jointly Administered
                       Debtors.             ---------------------
                                   :
 ----------------------------------X



                     DEBTORS' JOINT PLAN OF REORGANIZATION



KIRKLAND & ELLIS                 YOUNG, CONAWAY, STARGATT & TAYLOR

Citicorp Center                  Rodney Square North, 11th Fl.
153 East 53rd Street             P.O. Box 391
New York, New York 10022-4675    Wilmington, Delaware 19899
(212) 446-4800                   (302) 571-6600

Attorneys for Seven-Up/RC
Bottling Company of
Southern California, Inc. and
Beverage Group Acquisition Corporation

Dated:  New York, New York
        May 17, 1996

                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

INTRODUCTION..............................................................    1

ARTICLE I

     DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME........    1
     A.   Scope Of Definitions............................................    1
     B.   Definitions.....................................................    1
     C.   Rules Of Interpretation.........................................   10
     D.   Computation Of Time.............................................   11

ARTICLE II

     CLASSIFICATION OF CLAIMS AND INTERESTS...............................   11
     A.   Introduction....................................................   11
     B.   Unclassified Claims (not entitled to vote on the Plan)..........   11
          1.   DIP Facility Claims........................................   11
          2.   Administrative Claims......................................   11
          3.   Priority Tax Claims........................................   12
     C.   Classes Of Claims That Are Not Impaired (not entitled to vote
          on the Plan)....................................................   12
          1.   Class 1:  Other Priority Claims............................   12
          2.   Class 2:  Secured Claims...................................   12
          3.   Class 3:  General Unsecured Claims.........................   12
     D.   Impaired Classes Of Claims (entitled to vote on the Plan).......   12
          1.   Class 4:  Noteholders Claims...............................   12
          2.   Class 5:  GE Capital Term Loan Secured Claims..............   13
     E.   Impaired Class of Interest (entitled to vote on the Plan, but deemed to have accepted pursuant to order of the Bankruptcy
          Court)..........................................................   13
          1.   Class 6: Old Common Stock Interest.........................   13

ARTICLE III

     TREATMENT OF CLAIMS AND INTEREST.....................................   13
     A.   Unclassified Claims.............................................   13
          1.   DIP Facility Claims........................................   13
          2.   Administrative Claims......................................   14
          3.   Priority Tax Claims........................................   14

                                      -ii-

                               TABLE OF CONTENTS
                                  (continued)
                                                                            PAGE
                                                                            ----

     B.   Classes Of Claims That Are Not Impaired.........................   14
          1.   Class 1:  Other Priority Claims............................   14
          2.   Class 2:  Secured Claims...................................   14
          3.   Class 3:  General Unsecured Claims.........................   15
     C.   Impaired Classes Of Claims......................................   16
          1.   Class 4:  Noteholders Claims...............................   16
          2.   Class 5:  GE Capital Term Loan Secured Claims..............   16
     D.   Impaired Class of Interest......................................   17
          1.   Class 6: Old Common Stock Interest.........................   17

ARTICLE IV

     MEANS FOR IMPLEMENTATION OF THE PLAN.................................   17
     A.   Substantive Consolidation and Continued Corporate
          Existence of Seven-Up/RC........................................   17
     B.   Directors And Officers..........................................   17
     C.   Operations of Debtors Between Confirmation and
          Consummation....................................................   18
     D.   Exclusivity Period..............................................   18
     E.   Term of Injunctions or Stays....................................   18
     F.   Revesting Of Assets.............................................   18
     G.   Creditors' Committee............................................   19
     H.   Effectuating Documents; Further Transactions....................   19
     I.   Procedure for Making Distributions to Holders of
          Noteholders Claims..............................................   19
     J.   Fractional Shares...............................................   20
     K.   Fractional Cents................................................   20
     L.   De Minimis Distributions........................................   20
     M.   Management Option...............................................   20

ARTICLE V

     ACCEPTANCE OR REJECTION OF THE PLAN;
     EFFECT OF REJECTION BY IMPAIRED CLASSES OF CLAIMS....................   20
     A.   Classes Entitled To Vote........................................   20
     B.   Class Acceptance Requirement....................................   21
     C.   Cramdown........................................................   21

ARTICLE VI

     PRESERVATION OF LITIGATION CLAIMS....................................   21


                               TABLE OF CONTENTS
                                  (continued)
                                                                            PAGE
                                                                            ----

     A.   Retained Litigation Claims......................................   21
     B.   Preservation of Insurance.......................................   21

ARTICLE VII

     PROVISIONS GOVERNING DISTRIBUTIONS...................................   21
     A.   Date Of Distributions...........................................   21
     B.   Interest On Claims..............................................   22
     C.   Disbursing Agent................................................   22
     D.   Means Of Cash Payment...........................................   22
     E.   Delivery Of Distributions.......................................   22
     F.   Cancellation of Existing Securities and Agreements..............   23
     G.   Resolution of Claims............................................   24
     H.   Ordinary Course Liabilities.....................................   24
     I.   Record Date for Distributions to Holders of Senior
          Secured Notes...................................................   24

ARTICLE VIII

     TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................   25
     A.   Rejected Executory Contracts And Unexpired Leases...............   25
     B.   Assumed If Not Rejected.........................................   25
     C.   Payments Related To Assumption Of Executory
          Contracts And Unexpired Leases..................................   25
     D.   Bar Date For Rejection Damages..................................   26
     E.   Compensation And Benefit Programs...............................   26
     F.   Assignment Of Executory Contracts And Unexpired
          Leases To Reorganized Seven-Up/RC...............................   26

ARTICLE IX

     CONDITIONS PRECEDENT.................................................   27
     A.   Conditions To Confirmation......................................   27
     B.   Conditions To Consummation......................................   27
     C.   Waiver Of Conditions To Confirmation And
          Consummation....................................................   30

                               TABLE OF CONTENTS
                                  (continued)

                                                                  Page
                                                                  ----

ARTICLE X

     MODIFICATIONS AND AMENDMENTS................................   30
     A. Modification of the Plan.................................   30

ARTICLE XI

     RETENTION OF JURISDICTION...................................   30
     A. Jurisdiction of Bankruptcy Court.........................   30

ARTICLE XII

MISCELLANEOUS PROVISIONS.........................................   32
     A. Setoff...................................................   32
     B. Withholding And Reporting Requirements...................   32
     C. Discharge Of Seven-Up/RC.................................   32
     D. Releases.................................................   33
     E. Injunction...............................................   34
     F. Exculpation And Limitation Of Liability..................   34
     G. Binding Effect...........................................   35
     H. Withdrawal Or Non-Consummation...........................   35
     I. Modification of Treatment of Claims......................   36
     J. Continued Confidentiality Obligations....................   36
     K. Section 1145 Exemption...................................   36
     L. Section 1146 Exemption...................................   36
     M. Notices..................................................   37
     N. Governing Law............................................   38

                                 EXHIBIT LIST

Exhibit A:  Certificate Of Incorporation And By-Laws of Seven-Up/RC
Exhibit B:  Schedule Of Rejected Executory Contracts And Unexpired Leases of
               Seven-Up/RC
Exhibit C:  Management Option Agreement
Exhibit D:  WB Warrant Agreement
Exhibit E:  Class 5 Note
Exhibit F:  Schedule of Directors of Seven-Up/RC after Consummation
Exhibit G:  Merger Agreement

                                  INTRODUCTION

     Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation, and Beverage Group Acquisition Corporation, a Delaware corporation, jointly propose the Plan of Reorganization (as may be amended, the "Plan") for the resolution of their outstanding creditor claims and equity interests.

     All holders of Claims are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan.

     Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and those restrictions on modifications set forth in Article X of the Plan, the Debtors reserve their right to alter, amend, or modify the Plan one or more times before its substantial consummation.

                                   ARTICLE I

         DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.   SCOPE OF DEFINITIONS

     For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of the Plan. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.   DEFINITIONS

     1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of Seven-Up/RC, including wages, salaries, or commissions for services rendered after the commencement of these Chapter 11 Cases, Professional Fees, and all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code.

     1.2 "Allowed Claim" means a Claim or any portion thereof (a) that has been allowed by a Final Order, (b) for which a proof of claim bar date has been established and a proof of claim has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, Bankruptcy Rules, or any Final Order of the Bankruptcy Court, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code, Bankruptcy Rules or by any Final Order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled, withdrawn, or has been denied by a Final Order, or (c) that is expressly allowed in the Plan; provided, however, that all Claims for which no proof of claim bar date has been established shall be treated for all purposes as if the Chapter 11 Cases were not filed and, subject to the provisions of section VII.G. hereof, the determination of whether any such Claim shall be allowed and/or the amount thereof shall be determined, resolved or adjudicated, as the case may be, in the procedural manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

     1.3 "Allowed Class . . . Claim" means an Allowed Claim in the particular Class described.

     1.4  "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C.
(S)(S) 101-1330, as in effect on the date hereof.

     1.5 "Bankruptcy Court" means the Bankruptcy Court of the United States District Court for the District of Delaware or such other court as may have jurisdiction over these Chapter 11 Cases.

     1.6 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to these Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to these Chapter 11 Cases or proceedings therein, as the case may be.

     1.7 "BGAC" means Beverage Group Acquisition Corporation, a Delaware corporation and a debtor and debtor-in-possession in Chapter 11 Case No. 96-739
(HSB). BGAC will be merged and substantively consolidated with and into Seven-Up/RC on

Consummation. BGAC also means Reorganized Seven-Up/RC on and after Consummation.

     1.8 "BGAC Common Stock" means the common stock of BGAC with a par value of $0.01 per share, authorized and outstanding as of the Petition Date.

     1.9 "Business Day" means any day, excluding Saturdays, Sundays, and legal holidays, on which commercial banks are open for business in New York, New York.

     1.10 "Cash" means legal tender of the United States or its equivalent.

     1.11 "Chapter 11 Cases" means the Chapter 11 cases of Seven-Up/RC and BGAC pending in the Bankruptcy Court and bearing case numbers 96-738 (HSB) and 96-739
(HSB) .

     1.12 "Claim" means a claim against Seven-Up/RC or BGAC, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

     1.13 "Class" means a category of holders of Claims or Interests described in Article II hereof.

     1.14 "Class 4 New Common Stock" means 98% of the New Common Stock.

     1.15 "Class 4 Proceeds" means all proceeds realized by Seven-Up/RC from the Stock Purchase Agreement and the Consulting Agreement minus (i) federal, state and Puerto Rico gains, income, transfer, repatriation, or similar taxes, (ii) the commissions, legal fees, accounting fees, retention program payments to employees of Seven-Up/RC of PR and all other costs applicable to the sale transaction, (iii) outstanding principal, accrued but unpaid interest, and any other fees or costs associated with the payment of all amounts owed by Seven-Up/RC of PR to GE Capital of PR, and (iv) $10 million, which sum shall be applied to reduce the outstanding pre-petition and post-petition obligations owed by Seven-Up/RC to GE Capital in the manner provided, and pursuant to, the DIP Facility.

     1.16 "Class 5 Note" means the note to be distributed to the holder of the Allowed Class 5 GE Capital Term Loan Secured Claim, a copy of which is attached as Exhibit "E" hereto.

     1.17 "Committee" means the creditors' committee appointed by the United States Trustee on May 24, 1996, to represent unsecured creditors of Seven-Up/RC, as such committee may be constituted from time to time.

     1.18 "Confirmation" means confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

     1.19 "Confirmation Hearing" means the hearing on confirmation of the Plan under section 1128 of the Bankruptcy Code.

     1.20 "Confirmation Order" means the order, entered by the Bankruptcy Court, confirming the Plan.

     1.21 "Consulting Agreement" means the Non-Competition and Consulting Agreement, between Seven-Up Acquisition Corp. and Seven-Up/RC.

     1.22 "Consummation" means the Business Day on which all conditions to the consummation of the Plan set forth in Section IX.B. hereof have been satisfied or waived as provided in Section IX.C. hereof.

     1.23 "Cure" means the distribution of Cash, or such other property as may be agreed upon by the parties and ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

     1.24 "Debtors" means Seven-Up/RC and BGAC collectively, including Seven-Up/RC and BGAC in their capacity as debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

     1.25 "DIP Facility" means the Debtor-in-Possession Credit Agreement, dated as of May 13, 1996, between Seven-Up/RC, as borrower, the lenders party thereto, and GE Capital, as agent, as approved by the Bankruptcy Court pursuant to the terms of the order with respect thereto, dated May 13, 1996, and as both may be amended from time to time.

     1.26 "DIP Facility Claim" means a claim pursuant to or arising under the DIP Facility.

     1.27 "Disallowed Claim" means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or (b) a Claim as to which a proof of claim bar date has been established by the Bankruptcy Code, Bankruptcy Rules or Final Order of the Bankruptcy Court but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court.

     1.28 "Disbursing Agent" means the Indenture Trustee, who shall make distributions to holders of Allowed Class 4 Noteholders Claims.

     1.29 "Disclosure Statement" means the written disclosure statement relating to the Plan and approved by the Bankruptcy Court, as such disclosure statement may be amended, modified, or supplemented from time to time.

     1.30 "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim; provided, however, that, for purposes of the Plan, any Claim for which no proof of claim bar date has been established shall not be treated as a Disputed Claim unless Seven-Up/RC disputes such claim in accordance with the provisions of section VII.G. hereof.

     1.31 "Distribution Date" means the date, occurring as soon as practicable after Consummation but in no event more than 10 days after Consummation, upon which the first distributions are made to holders of Allowed Class 4 Noteholders Claims and to holders of Allowed Class 5 GE Capital Term Loan Secured Claims in accordance with Section III.C. hereof.

     1.32 "Estates" means, collectively, the estates of Seven-Up/RC and BGAC in the Chapter 11 Cases, pursuant to section 541 of the Bankruptcy Code.

     1.33 "Face Amount" means (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

     1.34 "Final Order" means an order or judgment, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

     1.35 "GE Capital" means General Electric Capital Corporation, a corporation organized under the banking laws of the State of New York.

     1.36 "GE Capital Commitment Letter" means the commitment letter, dated June __, 1996 issued by GE Capital, and attached to the Disclosure Statement as Exhibit "B", or a commitment by another financial institution on the same, or substantially similar, terms.

     1.37 "GE Capital Credit Agreement" means the credit agreement, as amended, dated as of February 1, 1994, between Seven-Up/RC, as borrower, the lenders party thereto, and GE Capital, as agent.

     1.38 "GE Capital Credit Agreement Collateral" means the property as described in the Collateral Documents (as defined in the GE Capital Credit Agreement), in which Seven-Up/RC granted GE Capital, as agent under the GE Capital Credit Agreement, a lien or security interest to secure its obligations under the GE Capital Credit Agreement to the extent that such property remains encumbered by a valid, enforceable and perfected lien or security interest of GE Capital, as agent under the GE Capital Credit Agreement, that has neither been avoided nor is the subject of an action pending on Consummation to avoid such lien or security interest under the Bankruptcy Code or applicable non-bankruptcy law.

     1.39 "GE Capital of PR" means General Electric Capital Corporation of Puerto Rico, a Puerto Rico corporation.

     1.40 "GE Capital of PR Collateral" means the property as described in the GE Capital of PR Guaranty, in which Seven-Up/RC granted GE Capital of PR a lien or security interest to secure its obligations under the GE Capital of PR Guaranty to the extent that such property remains encumbered by a valid, enforceable and perfected lien or security interest of GE Capital of PR that has neither been avoided nor is the subject of an action pending as of Consummation to avoid such lien or security interest under the Bankruptcy Code or applicable non-bankruptcy law.

     1.41 "GE Capital of PR Guaranty" means the Continuing Guaranty Agreement, dated as of February 1, 1994, between Seven-Up/RC and GE Capital of PR, pursuant to which Seven-Up/RC guaranteed the payment and performance of Seven-Up/RC of PR's obligations under the credit agreement, dated as of February 1, 1994, between GE Capital of PR, and the lender parties thereto, and Seven-Up/RC of PR.

     1.42 "GE Capital Post-Consummation Facility" means the credit agreement and related documents to be entered into by Seven-Up/RC and the lender parties thereto, in accordance with the GE Capital Commitment Letter.

     1.43 "GE Capital Term Loan" means the loan evidenced by the Promissory Note, dated April 3, 1995, by Seven-Up/RC, as maker, in favor of GE Capital, as payee, in the original principal amount of $693,166.18.

     1.44 "GE Capital Term Loan Collateral" means the property as described in the Master Security Agreement, made as of March 31, 1995, by and between Seven-Up/RC, as debtor, and GE Capital, as secured party, the Collateral Schedule No. 1 and the Amendment No. 1 to Master Security Agreement, dated March 31, 1995, between Seven-Up/RC, as debtor, and GE Capital, as secured party, in which Seven Up/RC granted GE Capital a lien or security interest to secure its obligations under the GE Capital Term Loan to the extent that such property remains encumbered by a valid, enforceable and perfected lien or security interest of GE Capital that has neither been avoided nor is the subject of an action pending as of Consummation to avoid such lien or security interest under the Bankruptcy Code or applicable non-bankruptcy law.

     1.45 "Indenture Trustee" means The Bank of New York, as indenture trustee under the Senior Secured Notes Indenture, or any successor or replacement trustee.

     1.46 "Interest" means the rights of the holder and owner of issued and outstanding shares of Old Common Stock or BGAC Common Stock, as the case may be.

     1.47 "Management Option" means the option agreement between Seven-Up/RC and certain members of Seven-Up/RC management designated therein, pursuant to which such designated members of management will be granted the right to purchase 6% of the equity of Reorganized Seven-Up/RC, which form of option agreement is attached as Exhibit "C" hereto.

     1.48 "Merger Agreement" means the merger agreement, dated July __, 1996, between Seven-Up/RC and BGAC, pursuant to which BGAC will merge into Seven-Up/RC immediately prior to Consummation of the Plan, a copy of which is attached as Exhibit "G" hereto.

     1.49 "New Common Stock" means the shares of common stock of Reorganized Seven-Up/RC, par value $0.01 per share, to be authorized and issued by Reorganized Seven-Up/RC on Consummation pursuant to this Plan. The New Common Stock shall have such rights with respect to dividends, liquidation, voting, and other matters as set forth in Reorganized Seven-Up/RC's amended and restated certificate of incorporation, a copy of which is attached as Exhibit "A" hereto and as provided under applicable law.

     1.50 "Noteholders" means those Persons holding the Senior Secured Notes.

     1.51 "Old Common Stock" means the common stock of Seven-Up/RC with a par value of $0.01 per share, authorized and outstanding as of the Petition Date.

     1.52 "Old Securities" means the Senior Secured Notes and the Old Common Stock.

     1.53 "Other Priority Claim" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, an Administrative Claim, or a DIP Facility Claim.

     1.54 "Other Secured Claims" means a Secured Claim other than (i) a Secured Claim in subclasses 2.01 GE Capital Working Capital Secured Claims or 2.02 GE Capital of PR Secured Claims, (ii) a Class 4 Noteholders Claim, (iii) a Class 5 GE Capital Term Loan Secured Claim, and (iv) a DIP Facility Claim.

     1.55 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization, or other entity.

     1.56 "Petition Date" means May 13, 1996, the date on which Seven-Up/RC and BGAC filed their petitions for reorganization commencing these Chapter 11 Cases.

     1.57 "Plan" has the meaning ascribed to that term in the Introduction to this Plan.

     1.58 "Porta Pack" means Porta Pack Corporation, a Delaware corporation.

     1.59 "Principal License Agreements" means those franchise and license agreements with Cadbury Schweppes Inc., Royal Crown Cola Co., and Great Brands of Europe, Inc.

     1.60 "Priority Tax Claim" means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

     1.61 "Professional Fees" means a Claim of a professional, retained in these Chapter 11 Cases, or either Chapter 11 Case, pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred prior to and including Confirmation, when and to the extent any Claim described above is approved by a Final Order entered pursuant to sections 330, 331, 503(b), or 1103 of the Bankruptcy Code.

     1.62 "Pro Rata" means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class, unless the Plan provides otherwise.

     1.63 "Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the fifth (5th) Business Day following Confirmation.

     1.64 "Registration Rights Agreement" means the registration rights agreement to be in a form acceptable to the Unofficial Noteholders Committee.

     1.65 "Reinstated" or "Reinstatement" means leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, thereby entitling the holder of such Claim to, but not more than, (a) reinstatement of the original maturity of the obligations on which such Claim is based, and (b) payment, as provided herein, of an amount of Cash consisting solely of the sum of (i) matured but unpaid principal installments, without regard to any acceleration of maturity, accruing prior to Consummation,
(ii) accrued but unpaid interest as of the Petition Date, and (iii) reasonable fees, expenses, and charges, to the extent such fees, expenses, and charges are allowed under the Bankruptcy Code and are provided for in the agreement or agreements on which such Claim is based; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be reinstated in order to accomplish Reinstatement.

     1.66 "Reorganized Seven-Up/RC" means Seven-Up/RC as reorganized on and after Consummation and after giving affect to the merger with, and substantive consolidation into, BGAC.

     1.67 "Secured Claim" means a Claim, secured by a valid, binding and enforceable security interest in or lien upon property of the Estates to the extent of the value as is established by the Bankruptcy Court, of such interest or lien as determined by a Final Order of the Bankruptcy Court, after notice to the Committee, pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by Seven-Up/RC and the holder of such Claim after notice to the Committee and subject to the approval of the Bankruptcy Court.

     1.68 "Senior Secured Notes" means the 11.5% Senior Secured Notes due 1999 of Seven-Up/RC, issued and outstanding under the Senior Secured Notes Indenture.

     1.69 "Senior Secured Notes Collateral" means the Old Common Stock and 66.5% of the issued and outstanding capital stock of

Seven-Up/RC of PR in which BGAC and Seven-Up/RC granted the Noteholders liens and security interests to secure BGAC's obligations under its guarantee of the Senior Secured Notes and Seven-Up/RC's obligations under the Senior Secured Notes.

     1.70 "Senior Secured Notes Indenture" means the indenture dated as of August 1, 1992, by and among Seven-Up/RC, BGAC and the Indenture Trustee, pursuant to which the Senior Secured Notes were issued, as such indenture may heretofore have been amended, modified, or supplemented.

     1.71 "Seven-Up/RC" means Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation, a wholly-owned subsidiary of BGAC and a debtor and debtor-in-possession in Chapter 11 Case No. 96-738 (HSB). Seven-Up/RC also means Reorganized Seven-Up/RC on and after Consummation.

     1.72 "Seven-Up/RC of PR" means Seven-Up/RC Bottling Company of Puerto Rico, Inc, the direct wholly-owned subsidiary of Seven-Up/RC.

     1.73 "Stock Purchase Agreement" means the Stock Purchase and Sale Agreement, dated May 3, 1996, among Seven-Up Acquisition Corporation, Seven-Up/RC and Seven-Up/RC of PR, or such other agreement between Seven-Up/RC and the party offering a higher and better offer.

     1.74 "Unofficial Noteholders Committee" means the ad hoc unofficial committee of holders of Senior Secured Notes, which was formed after the August 1, 1995 suspension of interest payments on the Senior Secured Notes.

     1.75 "Unsecured Claim" means a Claim against Seven-Up/RC that is not a DIP Facility Claim, Administrative Claim, Priority Tax Claim, or Class 1 Other Priority Claim, Class 2 Secured Claim, Class 4 Noteholders Claim, or Class 5 GE Capital Term Loan Secured Claim.

     1.76 "Westinghouse" means Westinghouse Electric Corporation and its affiliates.

     1.77 "WB" means WB Bottling Corporation, a Delaware corporation and the holder of 100% of the BGAC Common Stock.

     1.78 "WB Warrants" means the warrants to be issued under the warrant agreement by and between Seven-Up/RC and WB, pursuant to which WB will be granted the right to purchase five (5%) percent of New Common Stock, which warrant agreement is attached as Exhibit "D" hereto.

 C.  RULES OF INTERPRETATION

     For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) any reference to the number or percentage of shares of New Common Stock, unless otherwise specified, reflects the actual distribution of such New Common Stock but does not reflect any dilution due to the exercise of the Management Option or the WB Warrants,(f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (g) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

 D.  COMPUTATION OF TIME

     In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                 ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

 A.  INTRODUCTION

          All Claims and Interests, except DIP Facility Claims, Administrative Claims, and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, and Priority Tax Claims, as described below, have not been classified.

          A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

          A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to Consummation.

 B.  UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN)

     1.  DIP Facility Claims

     2.  Administrative Claims Against Seven-Up/RC

     3.  Priority Tax Claims Against Seven-Up/RC

 C.  CLASSES OF CLAIMS THAT ARE NOT IMPAIRED (NOT ENTITLED TO VOTE ON THE PLAN)

     1.  Class 1:  Other Priority Claims

         Class 1 consists of all Other Priority Claims against Seven-Up/RC.

     2.  Class 2:  Secured Claims

         Class 2 consists of separate subclasses for each Secured Claim secured by a security interest in or lien upon property in which Seven-Up/RC's Estate has an interest. Each subclass is deemed to be a separate class for all purposes under the Bankruptcy Code.

          Class 2.01: GE Capital Working Capital Secured Claims

          Class 2.01 consists of all Claims against Seven-Up/RC, secured by and to the extent of the value of the GE Capital Credit Agreement Collateral, directly or indirectly arising from or under, or relating in any way to the GE Capital Credit Agreement.

          Class 2.02: GE Capital of PR Secured Claims

          Class 2.02 consists of all Claims secured by and to the extent of the value of the GE Capital of PR Collateral, directly or indirectly arising from or under, or relating in any way to the GE Capital of PR Guaranty.

          Class 2.03: Other Secured Claims

          Class 2.03 consists of all Other Secured Claims against Seven-Up/RC.

      3.  Class 3:  General Unsecured Claims

          Class 3 consists of all Unsecured Claims against Seven-Up/RC.

D.    IMPAIRED CLASSES OF CLAIMS (ENTITLED TO VOTE ON THE PLAN)

      1.  Class 4:  Noteholders Claims

          Class 4 consists of all Claims directly or indirectly arising from or under, or relating in any way to, the Senior Secured Notes Indenture, the Senior Secured Notes or the Senior Secured Notes Collateral.

      2.  Class 5: GE Capital Term Loan Secured Claims

          Class 5 consists of all Claims directly or indirectly arising from or under, or relating in any way to, the GE Capital Term Loan or the GE Capital Term Loan Collateral.

  E. IMPAIRED CLASS OF INTEREST (ENTITLED TO VOTE ON THE PLAN BUT DEEMED TO HAVE ACCEPTED PURSUANT TO ORDER OF BANKRUPTCY COURT)

      1.  Class 6:  Old Common Stock Interest

          Class 6 consists of all Interest arising from or in any way associated with the Old Common Stock.


                                 ARTICLE III

                       TREATMENT OF CLAIMS AND INTERESTS

 A.  UNCLASSIFIED CLAIMS

          1.  DIP Facility Claims

          On the Distribution Date, the holder of all Claims pursuant to or arising under the DIP Facility shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim,
(a) Cash equal to the amount of such Allowed Claim and all the rights, benefits, and protections provided it under the order or orders of the Bankruptcy Court approving the DIP Facility, or (b) such other treatment as to which Seven-Up/RC and such holder shall have agreed upon in writing as announced at or prior to the Confirmation Hearing.

          2.  Administrative Claims

          On the Distribution Date, a holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which Seven-Up/RC and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by Seven-Up/RC in the ordinary course of its business during these Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

          3.  Priority Tax Claims

          On the Distribution Date, a holder of an Allowed Priority Tax Claim shall be entitled to receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim (a) deferred Cash payments in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim plus interest on the unpaid portion thereof at the rate of five (5) percent per annum from Consummation through the date of payment thereof or (b) such other treatment as to which Seven-Up/RC and such holder shall have agreed upon in writing, with the approval of the Bankruptcy Court, after notice to the Committee. If deferred Cash payments are made to a holder of an Allowed Priority Tax Claim, payments of principal shall be made in annual installments, each such installment amount being equal to ten (10) percent of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the first anniversary of the Distribution Date, and subsequent payments to be due on each successive anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis of the Allowed Priority Tax Claim shall be paid on the first Business Day following such date, together with any accrued and unpaid interest to the date of payment; provided, further, that Seven-Up/RC reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Priority Tax Claim, in full at any time on or after Consummation without premium or penalty.

 B.  CLASSES OF CLAIMS THAT ARE NOT IMPAIRED

          1.  Class 1:  Other Priority Claims

          On the Distribution Date, a holder of an Allowed Class 1 Other Priority Claim shall receive, in the sole discretion of Seven-Up/RC, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim (a) Cash equal to the amount of such Allowed Class 1 Other Priority Claim, or (b) such other treatment as to which Seven-Up/RC and such holder shall have agreed upon in writing.

          2.  Class 2: Secured Claims

          Each subclass of Class 2 Secured Claims shall be treated as a separate class for purposes of implementing and consummating the Plan and each holder of an Allowed Class 2 Secured Claim shall receive the treatment set forth below.
To the extent, if any, that the value of the collateral securing a Class 2 Secured Claim is less than the amount of such Allowed Claim, the difference shall be treated as a Class 3 General Unsecured Claim.

          Class 2.01: GE Capital Working Capital Secured Claims

          On the Distribution Date, a holder of an Allowed Class 2.01 GE Capital Working Capital Secured Claim shall, in the sole discretion of Seven-Up/RC, and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2.01 GE Capital Working Capital Secured Claim, receive (a) Cash in an amount equal to such Allowed Class 2.01 GE Capital Working Capital Claim or (b) such other treatment as Seven-Up/RC and such holder shall have agreed in writing as announced at or prior to the Confirmation Hearing.

          Class 2.02: GE Capital of PR Secured Claims

          On the Distribution Date, a holder of an Allowed Class 2.02 GE Capital of PR Secured Claim shall, in the sole discretion of Seven-Up/RC, and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2.02 GE Capital of PR Secured Claim, receive (a) Cash in an amount equal to such Allowed Class 2.02 GE Capital of PR Secured Claim or (b) such other treatment as Seven-Up/RC and such holder shall have agreed in writing as announced at or prior to the Confirmation Hearing.

          Class 2.03: Other Secured Claims

          On the Distribution Date, a holder of an Allowed Class 2.03 Other Secured Claim shall, in the sole discretion of Seven-Up/RC, and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2.03 Other Secured Claim, (a) receive Cash in an amount equal to such Allowed Class 2.03 Other Secured Claim, (b) have its Allowed Class 2.03 Other Secured Claim Reinstated, (c) have the collateral, to the extent it secures the payment obligations of Seven-Up/RC or BGAC to such holder, returned to it or (d) receive such other treatment as

Seven-Up/RC and such holder shall have agreed in writing as announced at or prior to the Confirmation Hearing; provided, however, that notwithstanding any provision of this Plan to the contrary, nothing herein shall affect the right or ability of Seven-Up/RC to avoid any purported lien or security interest.

          3.  Class 3: General Unsecured Claims

          On the Distribution Date, a holder of an Allowed Class 3 General Unsecured Claim, shall be paid in full in the ordinary course of business. Such holder will not receive any distribution under the Plan, but such Allowed Class 3 General Unsecured Claim will become an obligation of Reorganized Seven-Up/RC, and, if applicable, be paid in accordance with the terms of any invoice or agreement relating to such Allowed Class 3 General Unsecured Claim.

C.        IMPAIRED CLASSES OF CLAIMS

          1.  Class 4: Noteholders Claims

          On the Distribution Date, a holder of an Allowed Class 4 Noteholders Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Class 4 Noteholders Claim, shall receive, its Pro Rata share of (x) Class 4 New Common Stock and (y) Class 4 Proceeds. For all purposes associated herewith, including voting and distributions, the Class 4 Noteholders Claims are hereby allowed in the aggregate principal amount of $140,000,000 plus accrued and unpaid interest through and including the Petition Date at the rate provided for in the Senior Secured Notes Indenture. Distributions to holders of Allowed Class 4 Noteholders Claims shall be deemed to be applied first to payment of the outstanding principal on the Senior Secured Notes and second to payment of accrued and unpaid interest under the Senior Secured Notes. On the Distribution Date, Seven-Up/RC shall pay the reasonable and actual costs and expenses of the Unofficial Noteholders Committee, including without limitation the fees of counsel for the Unofficial Noteholders Committee.

          Notwithstanding the foregoing or anything in the Plan to the contrary, in the event that Class 4 Proceeds are less than $55 million but more than $54 million, Seven-Up/RC shall make an additional distribution to the Disbursing Agent in an amount by which $55 million exceeds the Class 4 Proceeds. In the event that Class 4 Proceeds are more than $55 million but less than $56 million, Class 4 Proceeds shall be deemed to be $55 million and the difference between the actual amount of Class 4 Proceeds and $55 million shall be retained by Seven-Up/RC to pay its indebtedness under the DIP Facility or the GE Post-Consummation Facility, as the case may be.

          2. Class 5: GE Capital Term Loan Secured Claims

          On the Distribution Date, a holder of an Allowed Class 5 GE Capital Term Loan Secured Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Class 5 GE Capital Term Loan Secured Claims, shall receive either (i) Cash equal to 100% of the outstanding and unpaid principal amount of the Allowed Class 5 GE Capital Term Loan Secured Claims or (ii) the Class 5 Note.

D. IMPAIRED CLASS OF INTEREST (ENTITLED TO VOTE ON THE PLAN BUT DEEMED TO HAVE ACCEPTED PURSUANT TO ORDER OF BANKRUPTCY COURT)

          1.  Class 6: Old Common Stock Interest

          WB, as holder on or after Consummation of the Allowed Class 6 Old Common Stock Interest, shall receive the WB Warrants and 2% of the New Common Stock on account of such Class 6 Old Common Stock Interest.



                                 ARTICLE IV

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.        SUBSTANTIVE CONSOLIDATION AND CONTINUED CORPORATE EXISTENCE OF SEVEN-
          UP/RC

          On Consummation, BGAC will be substantively consolidated into, and merged (pursuant to the Merger Agreement) with, Seven-Up/RC, with Seven-Up/RC as the surviving corporation. For purposes of the Plan, all Claims against BGAC shall be deemed to be Claims against Seven-Up/RC and all property of BGAC shall be deemed to be property of Seven-Up/RC. Seven-Up/RC will continue to exist as a separate corporate entity in accordance with the laws of Delaware and pursuant to the certificate of incorporation and by-laws in effect prior to Consummation, except to the extent such certificate of incorporation and by-laws are amended and restated as provided for by this Plan.

          Both the amended and restated certificate of incorporation and by-laws shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of nonvoting equity securities. The amended and restated certificate of incorporation of Reorganized Seven-Up/RC is attached as Exhibit "A" hereto.

B.        DIRECTORS AND OFFICERS

          The officers of Seven-Up/RC before Consummation shall serve as the officers of Reorganized Seven-Up/RC after Consummation. On Consummation, the current directors of Seven-Up/RC shall resign and be replaced by the directors whose names are listed on Exhibit "F" hereto, who shall serve as the initial board of directors of Reorganized Seven-Up/RC. Any right or obligation of Seven-Up/RC pursuant to its certificate of incorporation, by-laws, applicable state law or specific agreement to indemnify its shareholders or its officers, directors or employees who either (i) served Seven-Up/RC in one or more such capacities as of March 15, 1996 or (ii) have ceased to serve because of death or physical or mental disability, with respect to or arising out of events that occurred prior to the Petition Date, shall be an obligation of Reorganized Seven-Up/RC.

C.        OPERATIONS OF DEBTORS BETWEEN CONFIRMATION AND CONSUMMATION

          The Debtors shall continue to operate as debtors-in-possession, subject to the supervision of the Bankruptcy Court, pursuant to the Bankruptcy Code during the period from Confirmation through and until Consummation, and any obligation incurred by the Debtors during that period shall constitute an Administrative Claim; provided, however, that nothing herein shall preclude the Debtors from taking any step they deem necessary or desirable to prepare for and effect the Consummation of the Plan.

D.        EXCLUSIVITY PERIOD

          The Debtors shall retain the exclusive right to amend the Plan and solicit acceptances thereof until Consummation.

E.        TERM OF INJUNCTIONS OR STAYS

          Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under Section 105 or 362 of the Bankruptcy Code, or otherwise, and extant immediately prior to Confirmation shall remain in full force and effect until Consummation.

F.        REVESTING OF ASSETS

          Pursuant to section 1141(b) of the Bankruptcy Code, the property of the Estates shall revest in Seven-Up/RC on Consummation of the Plan.
Thereafter, Reorganized Seven-Up/RC may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of Consummation, all property of Seven-Up/RC and BGAC shall be free and clear of all Claims and Interests, including liens and security interests, except as specifically provided in the Plan or in the Confirmation Order. Without limiting the foregoing, Seven-Up/RC may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses that it may incur after Confirmation.

G.        CREDITORS' COMMITTEE

          The Committee shall cease to exist after Consummation.

H.        EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

          The Chairman of the Board of Directors, the President, the Chief Operating Officer, the Chief Financial Officer, or any other appropriate officer of the Debtors, shall be, and hereby are, authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of the Debtors shall be authorized to certify or attest to any of the foregoing actions, if necessary.

I.   PROCEDURE FOR MAKING DISTRIBUTIONS TO HOLDERS OF NOTEHOLDERS CLAIMS

          Each holder of an Allowed Class 4 Noteholders Claim shall tender its Senior Secured Notes to the Indenture Trustee in accordance with written instructions to be provided to such holders by the Indenture Trustee as promptly as possible following Consummation. Such instructions shall specify that delivery of such Senior Secured Notes will be effected, and the risk of loss and title thereto will pass, only upon the proper delivery of such Senior Secured Notes with a letter of transmittal in accordance with such instructions. All surrendered Senior Secured Notes shall be marked as canceled and delivered by the Indenture Trustee to Reorganized Seven-Up/RC. All distributions of Class 4 New Common Stock or Class 4 Proceeds on account of Allowed Class 4 Noteholders Claims shall be made by the Indenture Trustee, who shall have sole responsibility for distributing shares or Cash to holders of Allowed Class 4 Noteholders Claims and for calculating the amount of shares or Cash to be distributed to such holders out of the shares and Cash distributed to the Indenture Trustee. It shall be a condition to the making of any distribution of shares and Cash to any holder of an Allowed Class 4 Noteholders Claim that such holder shall have tendered to the Indenture Trustee such holder's Senior Secured Notes or, in the event that any such Senior Secured Notes are lost, stolen, mutilated or destroyed, evidence satisfactory to the Indenture Trustee of the loss, mutilation or destruction of such Senior Secured Notes or, at the Indenture Trustee's option, an affidavit of such holder in accordance with
Article 8 of the Uniform Commercial Code. Distributions under this Plan to any Person in respect of Senior Secured Notes shall not be made if such Person has not complied with the provisions of the foregoing sentence within two (2) years following Consummation, and any such Person shall be deemed to have no further Claim and shall not participate in any distribution under this Plan.

J.   FRACTIONAL SHARES

          Notwithstanding any other provision of the Plan to the contrary, no fractional shares shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share under the Plan would otherwise be required, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half a share being rounded up.

K.   FRACTIONAL CENTS

          Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half pennies or less being rounded down and fractions in excess of half a penny being rounded up.

L.   DE MINIMIS DISTRIBUTIONS

          No Cash distribution of less than twenty-five dollars ($25.00) shall be made by the Indenture Trustee or Seven-Up/RC in respect of any Allowed Claim unless a request therefor is made in writing to the Indenture Trustee.

M.   MANAGEMENT OPTION

          Upon Consummation of the Plan, certain members of management of Seven-Up/RC shall be granted the right, subject to the conditions contained in the Management Option, to purchase up to 6% of New Common Stock at a purchase price per share equal to the Exercise Price (as defined in the Management Option).

                                 ARTICLE V

                      ACCEPTANCE OR REJECTION OF THE PLAN;
               EFFECT OF REJECTION BY IMPAIRED CLASSES OF CLAIMS

A.   CLASSES ENTITLED TO VOTE

          Each impaired Class that will receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. Any Class of Claims that is not impaired shall be deemed to have accepted the Plan and shall not be entitled to vote to accept or reject the Plan.

B.   CLASS ACCEPTANCE REQUIREMENT

          Under section 1126(c) of the Bankruptcy Code, an impaired Class of Claims has accepted the Plan if the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class who have voted on the Plan, have voted to accept the Plan.

C.   CRAMDOWN

          The Debtors reserve their right to request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

                                 ARTICLE VI

                       PRESERVATION OF LITIGATION CLAIMS

A.   RETAINED LITIGATION CLAIMS

          In accordance with section 1123(b)(3) of the Bankruptcy Code, and except as otherwise provided herein or in the Confirmation Order, Reorganized Seven-Up shall retain and may expressly, in its sole discretion, enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that Seven-Up/RC, BGAC, or their Estates may hold against any Person. Reorganized Seven-Up/RC or any of its successors may pursue such retained litigation claims in accordance with the best interests of Reorganized Seven-Up/RC or its successors who hold such rights of action.

B.   PRESERVATION OF INSURANCE

          The Debtors' discharge and release from all Claims as provided herein, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against Seven-Up/RC, BGAC or any other Person.

                                 ARTICLE VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.   DATE OF DISTRIBUTIONS

          Distributions under the Plan shall be made on the Distribution Date, except as otherwise provided for herein or ordered by the Bankruptcy Court.

B.  INTEREST ON CLAIMS

    Except (i) as specifically provided for in the Plan or the Confirmation Order or (ii) with respect to an Allowed DIP Facility Claim, an Allowed Class
2.01 GE Capital Working Capital Secured Claim, an Allowed Class 2.02 GE Capital of PR Secured Claim, or an Allowed Class 5 GE Capital Term Loan Claim, interest shall not accrue on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim; provided, however, that, if Seven-Up/RC objects to the allowance of a Claim after the Distribution Date and such Claim becomes an Allowed Claim, Seven-Up/RC shall pay interest on such Allowed Claim from the date of the objection through the date of the initial distribution on such Allowed Claim at a rate of 6% per annum.

C.  DISBURSING AGENT

    As to all distributions to holders of Allowed Claims in classes other than Class 4 Noteholders Claims, Seven-Up/RC shall make all distributions required under this Plan. The Indenture Trustee shall make all distributions to holders of Allowed Class 4 Noteholders Claims. Distributions to holders of Allowed Class 4 Noteholders Claims shall be deemed delivered and accepted when Class 4 Proceeds and Class 4 New Common Stock are delivered to the Indenture Trustee.

D.  MEANS OF CASH PAYMENT

    Cash payments made pursuant to this Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

E.  DELIVERY OF DISTRIBUTIONS

    Distributions to holders of Allowed Claims shall be made by the Indenture Trustee or Seven-Up/RC, as the case may be, (a) at the addresses set forth on the list of record holders of the Senior Secured Notes as of the Record Date or
(b) at the addresses reflected in Seven-Up/RC's books and records.

    If any holder's distribution is returned to the Indenture Trustee, Seven-Up/RC, or such other agent as Seven-Up/RC may designate, as the case may be, no further distributions to such holder shall be made unless and until the Indenture Trustee, Seven-Up/RC, or such other agent as Seven-Up/RC may designate, as the case may be, is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest; provided, however, that to the extent Seven-Up/RC or the Indenture Trustee earns interest on the Class 4 Proceeds, such interest less any applicable bank charges shall be distributed Pro Rata to the holders of Allowed Class 4 Noteholders Claims. Amounts in respect of undeliverable distributions made through the Indenture Trustee, Seven-Up/RC, or such other agent as Seven-Up/RC may designate, as the case may be, shall be returned to Reorganized Seven-Up/RC until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the fifth (5th) anniversary of Consummation. After such date, all unclaimed property shall revert to Reorganized Seven-Up/RC and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred.

F.  CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

    Upon Consummation, except as otherwise provided for herein and except with respect to the obligations, if any, arising under the DIP Facility that survive Consummation of the Plan, (i) the Old Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness, equity interest or obligation of Seven-Up/RC, except such notes or other instruments evidencing indebtedness or obligations of Seven-Up/RC that are Reinstated under the Plan, shall be canceled, and (ii) the obligations of Seven-Up/RC under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness, equity interest or obligation of Seven-Up/RC, except such notes or other instruments evidencing indebtedness or obligations of Seven-Up/RC that are Reinstated under the Plan, as the case may be, shall be discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by the Indenture Trustee shall continue in effect solely for the purposes of (i) allowing the Indenture Trustee to make the distributions to be made on account of such Claims under the Plan as provided in Article VII hereof and (ii) governing the agency relationship between the Indenture Trustee and the Noteholders, which provisions shall remain in effect according to the terms of the Senior Secured Notes Indenture; provided, further, that the provisions of this paragraph shall not affect the discharge of the Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to Reorganized Seven-Up/RC. Reorganized Seven-Up/RC shall not have any obligations to the Indenture Trustee for any fees, costs, or expenses, except as expressly provided in this Section VII.F.; provided, further, that Reorganized Seven-Up/RC shall be liable for the payment of the reasonable fees and expenses of the Indenture Trustee under the Senior Secured Notes, including attorneys fees outstanding on the Petition Date and amounts incurred in connection with this Plan and in making the distributions to holders of Allowed Class 4 Noteholders Claims in accordance with the provisions hereof, in an aggregate amount not to exceed $75,000.

G.  RESOLUTION OF CLAIMS

    Any Claim, other than a Claim for Professional Fees, that is not an Allowed Claim shall be determined, resolved, or adjudicated in the manner in which such Claim would have been determined, resolved or adjudicated if this Chapter 11 case had not been commenced, unless, at Seven-Up/RC's election, the amount of such Claim is determined, resolved, or adjudicated by the Bankruptcy Court. Seven-Up/RC may file an objection with the Bankruptcy Court to the allowance of any Claim (whether or not a proof of claim has been filed) at any time on or before November 1, 1996, unless such time period is extended by order of the Bankruptcy Court.

H.  ORDINARY COURSE LIABILITIES

    Subject to the terms hereof, holders of Claims against Seven-Up/RC based on liabilities incurred before or after the Petition Date in the ordinary course of Seven-Up/RC's business shall not be required to file any request for payment of such Claims. Such Claims shall be assumed and paid by Seven-Up/RC in accordance with the terms of this Plan, without any further action by the holders of such Claims.

I.  RECORD DATE FOR DISTRIBUTIONS TO HOLDERS OF SENIOR SECURED NOTES

          At the close of business on the Record Date, the transfer ledgers of the Indenture Trustee shall be closed, and there shall be no further changes in the record holders of the Senior Secured Notes. Reorganized Seven-Up/RC and the Indenture Trustee shall have no obligation to recognize any transfer of such Senior Secured Notes occurring after the Record Date. Reorganized Seven-Up/RC and the Indenture Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.


                                 ARTICLE VIII

             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

 A.  REJECTED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          All executory contracts and unexpired leases of Seven-Up/RC specifically listed on Exhibit "B" hereto shall be deemed automatically rejected upon Confirmation. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365(a) of the Bankruptcy Code.

 B.  ASSUMED IF NOT REJECTED

          All executory contracts and unexpired leases of Seven-Up/RC, including any and all franchise, distribution, licensing, or cooperative association agreements, not specifically listed on the schedule of rejected executory contracts and unexpired leases annexed as Exhibit "B" hereto shall be deemed to be automatically assumed as of Confirmation. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(a) of the Bankruptcy Code, as of Confirmation.

          Each assumed executory contract and unexpired lease of Seven-Up/RC that relates to the use or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is listed on the schedule of rejected contracts and leases annexed as Exhibit "B" hereto.

          All executory contracts and unexpired leases of BGAC, if any, shall be deemed automatically rejected as of Confirmation.

C.  PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied by Cure, under section 365(b)(1) of the Bankruptcy Code, at the option of Seven-Up/RC or the assignee of Seven-Up/RC assuming such contract or lease. In the event of a dispute regarding (i) the nature or the amount of any Cure, (ii) the ability of Reorganized Seven-Up/RC or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment.

D.  BAR DATE FOR REJECTION DAMAGES

          If the rejection by Seven-Up/RC or BGAC, pursuant to the Plan, of an executory contract or unexpired lease results in a Claim, then such Claim shall be barred forever and shall not be enforceable against Seven-Up/RC or Reorganized Seven-Up/RC, or its property unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to Seven-Up/RC and counsel to the Committee within thirty (30) days after service of a notice that the executory contract or unexpired lease has been rejected.

E.  COMPENSATION AND BENEFIT PROGRAMS

          All employment and severance agreements, and all employee compensation and benefit programs of Seven-Up/RC, including agreements and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under this Plan, but only to the extent that rights under such agreements and programs are held by Seven-Up/RC or Persons who are Seven-Up/RC employees as of Confirmation, and Seven-Up/RC's obligations under such agreements and programs to persons who are employees of Seven-Up/RC on Confirmation shall survive Confirmation of this Plan, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans or contracts or programs.

F. ASSIGNMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO REORGANIZED SEVEN-UP/RC

          On Consummation, each of the executory contracts and unexpired leases that is being, or previously has been, assumed shall be assigned to Reorganized Seven-Up/RC. The Confirmation Order shall approve such assignments pursuant to section 365 of the Bankruptcy Code.

                                 ARTICLE IX

                              CONDITIONS PRECEDENT

A.  CONDITIONS TO CONFIRMATION

          The following are conditions precedent to Confirmation of the Plan that must be satisfied unless waived in accordance with Section IX.C. of the
Plan:

          1. The Confirmation Order shall be in form and substance reasonably acceptable to Seven-Up/RC, the Committee, and GE Capital.

          2. The GE Capital Commitment Letter shall be in effect and shall not have been terminated.

          3. The Bankruptcy Court shall have entered an order approving the Stock Purchase Agreement, which agreement shall have been executed and delivered, shall be in effect and shall not have been terminated.

B.  CONDITIONS TO CONSUMMATION

          The following are conditions precedent to the occurrence of Consummation, each of which must be satisfied unless waived in accordance with
Section IX.C. of the Plan:

          1.  Confirmation Order shall have been entered.

          2. The Confirmation Order shall have become a Final Order and provide, among other things, that:

              a. The provisions of the Confirmation Order are nonseverable and mutually dependent.

              b. All executory contracts or unexpired leases assumed by Seven-Up/RC during these Chapter 11 Cases or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, Reorganized Seven-Up/RC notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease.

              c. The transfers of property by Seven-Up/RC and, to the extent applicable, BGAC (a) to Reorganized Seven-Up/RC (i) are or shall be legal, valid, and effective transfers of property,
                  (ii) vest or shall vest Reorganized Seven-Up/RC with good title to such property free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or Confirmation Order, (iii) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or non-bankruptcy law, and (iv) do not and shall not subject Reorganized Seven-Up/RC to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (b) to holders of Claims under the Plan are for good consideration and value and are in the ordinary course of Seven-Up/RC's business.

              d. Except as expressly provided in the Plan, Seven-Up/RC and BGAC are discharged effective upon Confirmation from any "debt" (as that term is defined in section 101(12) of the Bankruptcy
                  Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of Seven-Up/RC or BGAC that has either been assumed or rejected in these Chapter 11 Cases or pursuant to the Plan, or obligation of Seven-Up/RC or BGAC incurred before Confirmation, or from any conduct of Seven-Up/RC or BGAC prior to Confirmation, or that otherwise arose before Confirmation, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date.

              e. The Plan does not provide for the liquidation of all or substantially all of the property of Seven-Up/RC or BGAC and its Confirmation is not likely to be followed by the liquidation of Reorganized Seven-Up/RC or the need for further financial reorganization.

              f. Any objection, not previously withdrawn or settled, to the adequacy of the information contained in the Disclosure Statement is overruled, and the information contained in the Disclosure Statement was adequate for the purpose of soliciting ballots for Confirmation of the Plan.

              g. The substantive consolidation of BGAC with and into Seven-Up/RC is approved and authorized, and such substantive consolidation is in the best interests of the Estates.

          3. The Bankruptcy Court shall have entered one or more orders (which may be the Confirmation Order), which have become Final Orders authorizing the assumption and assignment of all unexpired leases and executory contracts, including the Principal Licensing Agreements, to Reorganized Seven-Up/RC.

          4. No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

          5. The sale of the stock of Seven-Up/RC of PR, pursuant to the Stock Purchase Agreement or substantially similar agreement, shall have closed.

          6. The documents implementing the GE Capital Post-Consummation Facility shall have been executed and delivered to Seven-Up/RC and the conditions to funding thereunder, except for those conditions relating to Consummation of the Plan and payments to be made in the Chapter 11 Cases, shall have been satisfied or waived.

          7. Seven-Up/RC's amended and restated certificate of incorporation shall have been filed with the secretary of state of Delaware and shall be in effect.

          8. Seven-Up/RC shall have adopted its amended and restated by-laws and such by-laws shall be in effect.

          9. Seven-Up/RC shall have reserved (a) the Class 4 Proceeds for payment to holders of Allowed Class 4 Noteholders Claims and (b) the funds (if any) that must be distributed to the Disbursing Agent pursuant to the second paragraph of Section III.C.1. hereof.

         10. The Merger Agreement shall have been executed, delivered and filed with the secretary of state of Delaware.

         11. The Registration Rights Agreement shall have been executed and delivered.

C.  WAIVER OF CONDITIONS TO CONFIRMATION AND CONSUMMATION

          The conditions set forth in Sections IX.A. and IX.B.2. through B.4. of the Plan may be waived by Seven-Up/RC without notice or a hearing; provided, however, that Seven-Up/RC shall provide the Committee and GE Capital with notice of any waiver under this Section IX.C. The conditions set forth in Sections IX.B.1. and IX.B.5. through B.11. may not be waived by Seven-Up/RC and BGAC.

                                   ARTICLE X

                         MODIFICATIONS AND AMENDMENTS

A.  MODIFICATION OF THE PLAN

          The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to Confirmation. The Debtors shall provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court and shall, in any event, provide such notice to counsel for the Committee and GE Capital.

          After Confirmation and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, Seven-Up/RC may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the disclosure statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or holders of Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

                                 ARTICLE XI

                           RETENTION OF JURISDICTION

 A.  JURISDICTION OF BANKRUPTCY COURT

     The Bankruptcy Court shall have exclusive jurisdiction, under sections 105(a) and 1142 of the Bankruptcy Code, of all matters arising out of, and related to, these Chapter 11 Cases and the Plan including, among other things, the following matters:

     1. To hear and determine any and all pending or future objections to the allowance of Claims relating to events or transactions occurring on or prior to Consummation;

     2. To consider and rule on the compromise and settlement of any Claim against or cause of action on behalf of Seven-Up/RC or its Estate;

     3. To hear and determine all pending or future controversies, suits, and disputes that may arise in connection with the interpretation of the Plan or any documents intended to implement the provisions of the Plan;

     4. To hear and determine any and all applications for the allowance of Professional Fees;

     5. To hear and determine, if necessary, or to estimate or liquidate any and all claims arising from the rejection of executory contracts or unexpired leases pursuant to the Plan or otherwise;

     6. To consider any modifications of the Plan permitted by the Bankruptcy Code;

     7. To correct any defect, cure any omission or reconcile any inconsistency in the Plan, including any exhibit thereto, or in any order of the Bankruptcy Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan and to implement and effectuate the Plan;

     8. To determine such other matters as may be provided for in the Confirmation order or other orders of the Bankruptcy Court as may be authorized under the provisions of the Bankruptcy Code or any other applicable law;

     9. To enforce all orders, judgments, injunctions, and rulings entered in the Chapter 11 Cases;

     10. To issue such orders as may be necessary or appropriate in aid of Confirmation and to facilitate Consummation of the Plan;

     11.  To enter an order closing these Chapter 11 Cases;

     12. To recover all assets of Seven-Up/RC, or property of its Estate, wherever located; and

     13. To hear and determine (a) all motions, applications, adversary proceedings, and contested and litigated matters pending on Consummation, and (b) all claims by or against Seven-Up/RC arising under the Bankruptcy Code or non-bankruptcy law, if made applicable by the Bankruptcy Code, including claims to avoid fraudulent transfers under section 548 of the Bankruptcy Code, whether such claims are commenced before or after Consummation.

                                 ARTICLE XII

                            MISCELLANEOUS PROVISIONS

 A.  SETOFF

     Seven-Up/RC may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that Seven-Up/RC may have against the holder of such Claim; however, neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Seven-Up/RC of any such claim that Seven-Up/RC may have against such holder.

 B.  WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the Plan and all instruments issued in connection therewith and distributions thereon, Seven-Up/RC shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

 C.  DISCHARGE OF DEBTORS

     All property distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their respective assets or properties, and, except as otherwise provided herein or in the Confirmation Order, upon Confirmation, Seven-Up/RC and BGAC shall each be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all debts. The Confirmation Order shall be a judicial determination of discharge of all liabilities of Seven-Up/RC and BGAC, subject to the occurrence of Consummation.

 D.  RELEASES

     Except as otherwise specifically provided for by this Plan, any Person accepting any distribution pursuant to this Plan shall be presumed conclusively to have released the (i) Debtors, (ii) Reorganized Seven-Up/RC, (iii) successors and assigns of the Debtors, (iv) Affiliates of the Debtors and such Persons, successors and assigns of such Affiliates, (v) present and former stockholders of the Debtors or an Affiliate of the Debtors and such stockholder's Affiliates, and (vi) directors, officers, agents, attorneys, accountants, advisors, financial advisors of the foregoing (collectively, the "Released Parties"), and the employees of any Released Party, and any Person claimed to be liable derivatively through any of the foregoing, from any cause of action based on, arising from, or in any way connected with the same subject matter as the Claim or Interest on which the distribution is received. The release described in the preceding sentence shall be enforceable as a matter of contract law against any Person that accepts any distribution pursuant to this Plan.

     Upon Consummation, the Debtors will conclusively be deemed to release (i) the following parties and their members and representatives, including but not limited to all professionals (such as accountants, financial advisors and attorneys) retained by such parties:

     (a)  Seven-Up/RC and BGAC;

     (b)  GE Capital;

     (c)  the Committee;

     (d)  the Unofficial Noteholders Committee;

     (e)  the Indenture Trustee;

     (f)  the lenders under the DIP Facility;

     (g) all stockholders and their Affiliates of the Debtors or of an Affiliate of the Debtors; and

     (h) all directors and officers of the Debtors and their Affiliates holding such offices at any time during the period from and including March 15, 1996 through and including Confirmation from any and all liability based upon any act or omission related to past service with, for, or on behalf of the Debtors, including but not limited to the prosecution of this Chapter 11 Case, except for:

     1. any indebtedness of any such person to the Debtors for money borrowed by such person;

     2. any setoff or counterclaim the Debtors may have or assert against any such person, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims held or asserted by such person against the Debtors;

     3. the uncollected amount of any claim made by the Debtors (whether in a filed pleading, by letter or otherwise asserted in writing) prior to the Consummation against such person which claim has not been adjudicated to Final Order, settled, or compromised; or

     4. claims arising from the fraud, willful misconduct, or gross negligence of such persons.

Notwithstanding the foregoing or anything in the Plan to the contrary, nothing herein shall be deemed to release Westinghouse from any claim (as defined in section 101(5) of the Bankruptcy Code) of Seven-Up/RC, BGAC, WB, or Seven-UP/RC of PR against Westinghouse arising under that certain Asset and Stock Purchase Agreement dated as of March 30, 1990.

     The releases embodied in this Plan are in addition to, and not in lieu of, any other release separately given, conditionally or unconditionally.

E.   INJUNCTION

     The satisfaction, release, and discharge pursuant to Section XII.C. hereof shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or cause of action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Court, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

F.   EXCULPATION AND LIMITATION OF LIABILITY

     Neither Seven-Up/RC, Reorganized Seven-Up/RC, the Committee, the Unofficial Noteholders Committee, GE Capital nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, these Chapter 11 Cases, the pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of this Plan, any holder of a Claim or an Interest, any other party in interest, and any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and any successors or assigns of the foregoing, shall have no right of action against Seven-Up/RC, Reorganized Seven-Up/RC, the Committee, the Unofficial Noteholders Committee, GE Capital or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, these Chapter 11 Cases, the pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

G.   BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of Seven-Up/RC, Reorganized Seven-Up/RC, the holders of Claims, the holders of Interests, and their respective successors and assigns.

H.   WITHDRAWAL OR NON-CONSUMMATION

     If the Debtors withdraw the Plan prior to Confirmation, or if Confirmation or Consummation does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void. In such event, nothing contained herein, and no acts taken in preparation for Consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against Seven-Up/RC, BGAC or any other Person, to prejudice in any manner the rights of Seven-Up/RC, BGAC or any Person in any further proceedings involving Seven-Up/RC or BGAC, or to constitute an admission of any sort by Seven-Up/RC, BGAC or any other Person.

I.   MODIFICATION OF TREATMENT OF CLAIMS.

     The Debtors reserve the right to modify the treatment of any Allowed Claim in any manner adverse only to the holder of such Claim at any time after Consummation upon the consent of the creditor whose Allowed Claim is being adversely affected.

J.   CONTINUED CONFIDENTIALITY OBLIGATIONS.

     Pursuant to the terms thereof, members of and advisors to any Committee, any other holder of a Claim or Interest and their respective predecessors and successors shall continue to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with these Chapter 11 Cases or the Debtors, to the extent that such agreement, by its terms, may continue in effect after Confirmation.

K.   SECTION 1145 EXEMPTION.

     Pursuant to, in accordance with, and solely to the extent provided under, section 1145 of the Bankruptcy Code, the issuance of the New Common Stock under this Plan is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration or licensing of an issuer, underwriter, broker, or dealer in such New Common Stock and is deemed to be a public offering of the New Common Stock.

L.   SECTION 1146 EXEMPTION.

     To the extent permitted by section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the execution, delivery, or recording of an instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the revesting, transfer, or sale of any property of the Debtors, including but not limited to the stock of Seven-Up of PR and Porta Pack held by Seven-Up/RC and sold under the Stock Purchase Agreement, pursuant to, in implementation of, or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder or of the type referred to above is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

M.  NOTICES.

    Any notice required or permitted to be provided to Seven-Up/RC and the Committee under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

          KIRKLAND & ELLIS
          Attorneys for Seven-Up/RC Bottling Company of
               Southern California, Inc. and Beverage Group
               Acquisition Corporation
          Citicorp Center
          153 East 53rd Street
          New York, New York  10022-4675
          Attn:  Luc A. Despins

                         and

               --------------------------
               Attorneys for the Committee
               [ADDRESS]
               Attn:
                    ---------------------

 N.  GOVERNING LAW.

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan. The laws of the State of Delaware shall govern corporate governance matters.


Dated:    New York, New York
          May 17, 1996

                              SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN
                              CALIFORNIA, INC., BEVERAGE GROUP ACQUISITION
                              CORPORATION
                              Debtors-in-Possession


                              By:  /s/ Barton S. Brodkin
                                 ____________________________
                                   Barton S. Brodkin
                                   Chief Executive Officer and President

                                   EXHIBIT A

                                      TO

                     DEBTORS' JOINT PLAN OF REORGANIZATION


                   CERTIFICATE OF INCORPORATION AND BY-LAWS
                                OF SEVEN-UP/RC

                   (Will be filed with the Bankruptcy Court
                          on or before June 19, 1996)

                                   EXHIBIT B

                                      TO

                     DEBTORS' JOINT PLAN OF REORGANIZATION


                   SCHEDULE OF REJECTED EXECUTORY CONTRACTS
                      AND UNEXPIRED LEASES OF SEVEN-UP/RC

                   (Will be filed with the Bankruptcy Court
                          on or before June 19, 1996)

                                   EXHIBIT C

                                      TO

                     DEBTORS' JOINT PLAN OF REORGANIZATION


                          MANAGEMENT OPTION AGREEMENT


                   (Will be filed with the Bankruptcy Court
                          on or before June 19, 1996)

                                   EXHIBIT D

                                      TO

                     DEBTORS' JOINT PLAN OF REORGANIZATION


                             WB WARRANT AGREEMENT


                   (Will be filed with the Bankruptcy Court
                          on or before June 19, 1996)

                                   EXHIBIT E

                                      TO

                     DEBTORS' JOINT PLAN OF REORGANIZATION


                                 CLASS 5 NOTE


                   (Will be filed with the Bankruptcy Court
                          on or before June 19, 1996)

                                   EXHIBIT F

                                      TO

                     DEBTORS' JOINT PLAN OF REORGANIZATION


                     SCHEDULE OF DIRECTORS OF SEVEN-UP/RC
                              AFTER CONSUMMATION


                   (Will be filed with the Bankruptcy Court
                          on or before June 19, 1996)